UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2019

Hepion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36856	46-2783806
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

399 Thornall Street, First Floor

Edison, NJ 08837

(Address of principal executive offices)

Registrant’s telephone number, including area code: (732) 902-4000

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock	HEPA	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2019, Hepion Pharmaceuticals, Inc. (the “Company”) entered into an Executive Agreement with John Cavan, the Company’s Chief Financial Officer (the “Agreement”) which provides for an initial term of three years, subject to automatic one year renewals thereafter unless the Agreement is terminated in accordance with its terms. Pursuant to the terms of the Agreement, Mr. Cavan is entitled to receive an annual base salary of $325,000 and is eligible for an annual bonus based on achievement of performance objectives. The target amount of the annual bonus is 25% of Mr. Cavan’s base salary. Mr. Cavan will be eligible to participate in all employee welfare and benefit plans and shall receive such other fringe benefits as the Company offers to its senior executives and directors.

If Mr. Cavan’s employment is terminated by us for cause or as a result of Mr. Cavan’s death or permanent disability, or if Mr. Cavan terminates his employment agreement voluntarily without Good Reason (as defined in the Agreement), Mr. Cavan will be entitled to receive a lump sum equal to (i) any portion of unpaid base compensation then due for periods prior to termination, (ii) any bonus earned but not yet paid, and (iii) all business expenses reasonably and necessarily incurred by Mr. Cavan prior to the date of termination. If Mr. Cavan’s employment is terminated by us without cause or by Mr. Cavan for Good Reason, Mr. Cavan will be entitled to receive the amounts due upon termination of his employment by us for cause or as a result of his death or permanent disability, or upon termination by Mr. Cavan of his employment voluntarily without Good Reason, in addition to (provided that Mr. Cavan executes a written release with respect to certain matters) a severance payment equal to his base compensation for 9 months from the date of termination and reimburse Mr. Cavan’s payment of COBRA premiums for 9 months from the date of termination. In addition, if Mr. Cavan’s employment is terminated: (a) by us without cause within 6 months prior to a change of control (as defined in the Agreement) that was pending during such 6 month period, (b) by Mr. Cavan for Good Reason within 6 months after a change of control, or (c) by us without cause at any time upon or within 6 months after a change of control, Mr. Cavan would be entitled to receive the amounts due upon termination of his employment by us for cause or as a result of his death or permanent disability, or upon termination by Mr. Cavan voluntarily without Good Reason, provided, if Mr. Cavan executes a written release with respect to certain matters, he will be entitled to a severance payment equal to his base compensation for 9 months from the date of termination and reimbursement of his payment of COBRA premiums for 9 months from the date of termination.  In addition, all of Mr. Cavan’s unvested stock options and other equity awards would immediately vest and become fully exercisable (x) in the event a change of control transaction is pending, for a period of six months following the date of termination, and (y) in the event a change of control transaction is not then pending, for the period of time set forth in the applicable agreement evidencing the award.

The foregoing description of the Agreement is not intended to be complete and is qualified in its entirety by reference to the  Agreement, a copy of  which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the three months ended September 30, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 8, 2019

HEPION PHARMACEUTICALS, INC.

By:	/s/ Robert Foster
Robert Foster
Chief Executive Officer